UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 28, 2019
Date of Report (Date of earliest event reported)

Ecology and Environment Inc.
(Exact name of registrant as specified in its charter)

Commission File Number 1-9065

New York	16-0971022
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

368 Pleasant View Drive
Lancaster, New York	14086
(Address of principal executive offices)	(Zip code)

(716) 684-8060
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock par value $.01 per share	EEI	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 28, 2019, Ecology and Environment Inc., a New York corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with WSP Global Inc., a Canadian corporation (“Parent”), and Everest Acquisition Corp., a New York corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”).

Merger Agreement

Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”). At the effective time of the Merger (the “Effective Time”), each share of the Company’s Class A common stock, $0.01 par value per share, and Class B common stock, $0.01 par value per share (collectively, the “Company Shares”), issued and outstanding immediately prior to the Effective Time (other than shares (i) held by the Company (or held in the Company’s treasury), (ii) held by any wholly owned subsidiary of the Company, (iii) held by Parent, Merger Sub or any other wholly owned subsidiary of Parent or (iv) held by holders of Class B common stock who have made a proper demand for appraisal of the shares in accordance with Section 623 of the New York Business Corporation Law) but including shares that are, as of the Effective Time, unvested and subject to restrictions, will be converted into the right to receive $15.00 in cash (the “Per Share Merger Consideration”), without interest and subject to any required tax withholding. In addition, the Merger Agreement provides that record holders of Company Shares as of the close of business on the last business day prior to the Effective Time, including any shares that are then unvested and subject to restrictions, will receive a one-time special dividend from the Company of up to $0.50 in cash per share to be paid shortly after closing.  The amount of the special dividend is subject to pro rata reduction if certain expenses incurred by the Company in connection with the Merger exceed $3.05 million in the aggregate, as further described in the Merger Agreement.

At the Effective Time, each restricted Company Share that is unvested and on which restrictions have not yet lapsed immediately prior to the Effective Time shall (i) automatically become fully vested and all restrictions applicable thereto shall lapse and (ii) be converted into the right to receive (A) the Per Share Merger Consideration, less (B) any applicable withholding for taxes.

The Merger Agreement contains representations and warranties customary for transactions of this type. The Company has agreed to various customary covenants and agreements, including, among other things, covenants not to solicit alternative transactions or to provide information or enter into discussions in connection with alternative transactions, subject to certain exceptions described below and to allow the Company’s board of directors (the “Board”) to exercise its fiduciary duties.

The consummation of the Merger is subject to the satisfaction or waiver of specified closing conditions, including (i) the approval of the Merger at a stockholders meeting by the affirmative vote of the holders of two-thirds of the Company Shares outstanding on the record date for the stockholders meeting, voting as a single class (the “Company Stockholder Approval”), (ii) the absence of an order, injunction or law issued by a court or governmental authority of competent jurisdiction that makes the consummation of the Merger illegal, (iii) the absence of legal proceedings brought by a governmental authority of competent jurisdiction seeking to restrain or prohibit the Merger, (iv) the clearance of the Merger by the Committee on Foreign Investment in the United States (without the imposition of any Burdensome Condition (as defined in the Merger Agreement)) and (v) subject to certain materiality qualifications, the continued accuracy of the Company’s representations and warranties and continued compliance by the Company with covenants and obligations (to be performed at or prior to the closing of the Merger).

During the period beginning on the date of the Merger Agreement and continuing until 11:59 p.m. New York time on September 27, 2019 (the “Go-Shop Period”), the Company and its representatives may, directly or indirectly, initiate, solicit, encourage and facilitate any alternative acquisition proposal from third parties, participate in discussions and negotiations regarding any acquisition proposal and provide nonpublic information to any persons related to any acquisition proposal (pursuant to a confidentiality agreement with each such third party that complies with the terms of the Merger Agreement). Following expiration of the Go-Shop Period and until the earlier of the Effective Time and the valid termination of the Merger Agreement in accordance with its terms, the Company will be subject to customary “no-shop” restrictions on its ability to solicit, initiate, knowingly encourage or knowingly facilitate any competing acquisition proposals from third parties, engage in discussions or negotiations with such third parties regarding such competing acquisition proposals or provide nonpublic information to such third parties, except that the Company may continue solicitation of, or discussions or negotiations with, third parties engaged by the Company during the Go-Shop Period from whom a written acquisition proposal was received during the Go-Shop Period that has not been withdrawn and for so long as the Board determines in good faith, after consultation with an independent financial advisor and outside legal counsel, that the acquisition proposal constitutes or could be expected to result in a Superior Offer (as defined in the Merger Agreement). Further, subject to certain limitations, at any time prior to the receipt of the Company Stockholder Approval, the Board may withdraw or modify its recommendation of the Merger upon certain intervening events or in response to a Superior Offer (if not doing so would reasonably be expected to be inconsistent with its fiduciary duties under New York law), subject to compliance with certain notice and other procedures set forth in the Merger Agreement.

The Merger Agreement provides Parent and the Company with certain termination rights and, under certain circumstances, may require the Company to pay a termination fee. The Merger Agreement provides that the Company will be required to pay to Parent a termination fee of $4 million (i) if (A) the Merger Agreement is terminated by Parent or the Company because of a failure to obtain the Company Stockholder Approval, (B) at or prior to termination, a third-party acquisition proposal to acquire the Company has been publicly made and not publicly withdrawn and (C) within 12 months after the date of the termination, the Company has consummated a transaction with a third party or has entered into a definitive agreement with a third party contemplating a transaction, and the transaction is subsequently consummated, in each case relating to an acquisition of the Company; (ii) the Merger Agreement is terminated by the Company prior to receipt of the Company Stockholder Approval in order to enter into a definitive agreement with respect to a Superior Offer (with a reduction in the termination fee to $3 million if the termination takes place during the Go-Shop Period); and (iii) the Merger Agreement is terminated by Parent prior to receipt of the Company Stockholder Approval because the Board, among other things, (A) withdraws its recommendation with respect to the Merger or modifies its recommendation in a manner adverse to Parent, (B) fails to include its recommendation in the proxy statement with respect to the Merger or (C) fails to issues a press release reaffirming its recommendation of the Merger within 10 business days following the public announcement of a third-party acquisition proposal. Additionally, the Merger Agreement provides that the Company will be required to reimburse Parent for certain transaction expenses in an amount of up to $1.75 million if the Merger Agreement is terminated by Parent (i) because of inaccuracies in the Company’s representations or warranties in the Merger Agreement or breaches by the Company of its covenants or other agreements in the Merger Agreement, in each case, in certain circumstances and the Company has failed to cure such inaccuracies or breaches within a certain period or (ii) because a Material Adverse Effect (as defined in the Merger Agreement) has occurred and remains uncured for a certain period.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached to this report as Exhibit 2.1 and incorporated herein by reference.

The Merger Agreement has been included to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company. The Merger Agreement contains representations and warranties that the parties to the Merger Agreement made to and solely for the benefit of each other. The assertions embodied in the Company’s representations and warranties are qualified by information contained in the confidential disclosure schedule that the Company delivered to Parent in connection with signing the Merger Agreement. Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances of the Company, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Voting Agreements

Concurrently with the execution and delivery of the Merger Agreement, Marshall A. Heinberg, Michael C. Gross, Michael El-Hillow, the Gerhard J. Neumaier Testamentary Trust, Frank B. Silvestro, Ronald L. Frank, Gerald A. Strobel, Justin C. Jacobs and Mill Road Capital II, L.P. (the “Supporting Stockholders”) entered into voting and support agreements with Parent (the “Voting Agreements”) with respect to all Company Shares and other Subject Securities (as defined in the Voting Agreements) beneficially owned or owned of record by the Supporting Stockholders (the “Voting Agreement Shares”).

Pursuant to the Voting Agreements, the Supporting Stockholders have agreed, among other things, to: (i) vote their respective Voting Agreement Shares (a) in favor of the Merger and the other transactions contemplated by the Merger Agreement and any action in furtherance of the foregoing, (b) against any third-party acquisition proposals and (c) against any other action that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplate by the Merger Agreement; and (ii) comply with certain restrictions on the disposition of the Voting Agreement Shares, in each case subject to the terms and conditions contained in the Voting Agreements. Under each Voting Agreement, the applicable Supporting Stockholder has granted to Parent (and its designee) an irrevocable proxy to vote the Voting Agreement Shares as provided above.

The Voting Agreements, including the irrevocable proxy granted thereunder, will terminate upon the earliest of: (i) the date upon which the Merger Agreement is validly terminated in accordance with its terms, including in the event the Merger Agreement is terminated by the Company prior to receipt of the Company Stockholder Approval in order to enter into a definitive agreement with respect to a Superior Offer; (ii) the date upon which the Merger becomes effective; (iii) the date upon which Parent and the applicable Supporting Stockholder agree to terminate the Voting Agreement in writing, and (iv) the date on which any Adverse Amendment (as defined in the Voting Agreements) becomes effective for which the prior written approval of such Supporting Stockholder was not obtained.

In addition, in the event the Board withdraws its recommendation in favor of the Merger, but the Company does not (or does not have the right to) terminate the Merger Agreement, the Voting Agreement Shares to which the Voting Agreement applies will automatically be adjusted so that the Voting Agreement will instead only apply to a portion of the Voting Agreement Shares as would have 70% of the aggregate voting power attributable to all of such Voting Agreement Shares.

The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreements, the form of which is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the execution and delivery of the Merger Agreement, the Company entered into Retention Agreements with Marshall A. Heinberg, its Executive Chairman, and Peter F. Sorci, its Acting Chief Financial Officer, in each case dated as of August 28, 2019.

These agreements provide for the payment of one year’s, base compensation in the case of Mr. Heinberg, and six months’ base compensation, in the case of Mr. Sorci, in the aggregate, payable in two substantially equal installments on each of the closing of the Merger and the six-month anniversary of the closing of the Merger.  Mr. Heinberg is also entitled to a lump sum payment equal to twelve months’ COBRA premiums, payable on the six-month anniversary of the closing of the Merger.  Each agreement requires the individual to remain with the Company to receive payment, unless the Company terminates his position without cause or he terminates his position for good reason, in which case any unpaid amounts will be paid upon termination.

Item 8.01	Other Events.

On August 28, 2019, the Company issued a press release announcing its entry into the Merger Agreement. A copy of the press release announcing the execution of the Merger Agreement is attached as Exhibit 99.1 and incorporated herein by reference.

Additional Information and Where to Find It

The Company will file with the Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement in connection with the proposed Merger. The Company urges its shareholders to read the proxy statement when it becomes available because it will contain important information regarding the proposed Merger. You may obtain a free copy of the proxy statement (when available) and other related documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. You also may obtain the proxy statement (when available) and other documents filed by the Company with the SEC relating to the proposed Merger for free by accessing the Company’s website at www.ene.com by clicking on the link for “Investors”, and then selecting “SEC Filings”.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed Merger. Information regarding the interests of these directors and executive officers in the proposed Merger will be included in the proxy statement when it is filed with the SEC. You may find additional information about the Company’s directors and executive officers in the Company’s proxy statement for its 2019 Annual Meeting of Shareholders, which was filed with the SEC on July 11, 2019. You can obtain free copies of these documents by accessing the Company’s website at www.ene.com and clicking on the link for “Investors”, and then selecting “SEC Filings”.

Cautions Regarding Forward Looking Statements

This Current Report on Form 8-K includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Such forward-looking statements are inherently uncertain, and shareholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. Risks and uncertainties related to the proposed Merger include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger agreement; the failure of the parties to satisfy conditions to completion of the proposed Merger, including the failure of the Company’s shareholders to approve the proposed Merger or the failure of the parties to obtain required regulatory approvals; the risk that regulatory or other approvals are delayed or are subject to terms and conditions that are not anticipated; and the risks, uncertainties, and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed or furnished with the SEC.

Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibits are filed with this report.

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of August 28, 2019, by and among Ecology and Environment Inc., WSP Global Inc. and Everest Acquisition Corp.

10.1	Form of Voting Agreement between WSP Global Inc. and each Supporting Stockholder.

99.1	Press Release dated August 28, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ECOLOGY AND ENVIRONMENT, INC.

By:	/s/Peter F. Sorci
Peter F. Sorci, Acting Chief Financial Officer

Dated: August 28, 2019